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                                                                       Exhibit J


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this pre-effective amendment No. 2 to the registration statement on Form N-1a (the "Registration Statement") of our report dated January 18, 2000, relating to the statement of assets and liabilities of Commonfund Institutional Funds - Commonfund Short Duration Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
January 18, 2000